Filed Pursuant to Rule 424(b)(5)
Registration No. 333-198459

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the attached prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 24, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus Dated August 28, 2014)

5,000,000 Shares

Carrizo Oil & Gas, Inc.

Common Stock

We are offering 5,000,000 shares of our common stock.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.” On October 21, 2016, the last reported sale price of our common stock on the NASDAQ Global Select Market was $40.12 per share.

Investing in our common stock involves risks. Please see “Risk Factors” on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus.

The underwriters have agreed to purchase the shares of common stock from us at a price of $         per share, which will result in $        million of net proceeds to us before expenses, or $        million assuming full exercise of the underwriters’ option to purchase additional shares. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

The underwriters also have the option to purchase up to an additional 750,000 shares from us on the same terms and conditions as set forth above within 30 days from the date of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of common stock are expected to be ready for delivery in New York, New York on or about October     , 2016.

Citigroup	Wells Fargo Securities

October     , 2016

Prospectus Supplement

Prospectus

CARRIZO OIL & GAS, INC.	1
RISK FACTORS	2
FORWARD-LOOKING STATEMENTS	6
USE OF PROCEEDS	8
RATIO OF EARNINGS TO FIXED CHARGES	8
DESCRIPTION OF DEBT SECURITIES	9
DESCRIPTION OF CAPITAL STOCK	17

DESCRIPTION OF WARRANTS	21
SELLING SHAREHOLDERS	22
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND MORE INFORMATION	26

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of our common stock. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering of common stock. We sometimes refer to the prospectus supplement and the accompanying prospectus, taken together, as “the prospectus.” If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

This document is not a prospectus for the purposes of the European Union’s Directive 2003/71 (and any amendments thereto) as implemented in member states of the European Economic Area (the “Prospectus Directive”). This document has been prepared on the basis that all offers of shares offered hereby made to persons in the European Economic Area will be made pursuant to an exemption under the Prospectus Directive from the requirement to produce a prospectus in connection with offers of such shares.

The communication of this document and any other document or materials relating to the issue of any shares offered hereby is not being made, and none of such documents or materials have been approved, by an authorised person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000. Accordingly, such documents and materials are not being distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of such documents and materials as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”), or within Article 49(2)(a) to (d) of the Financial Promotion Order, or to any other persons to whom it may otherwise lawfully be made under the Financial Promotion Order (all such persons together being referred to as “relevant persons”). In the United Kingdom, the shares offered hereby are only available to, and any investment or investment activity to which this document relates will be engaged in only with, relevant persons. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Neither we nor the underwriters have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus or in any free writing prospectus made available by us. We and the underwriters take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the underwriters are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of the date on the cover of this prospectus supplement and the accompanying prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since that date.

S-ii

FORWARD LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, contain statements concerning our intentions, expectations, projections, assessments of risks, estimations, beliefs, plans or predictions for the future, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop oil and gas resources successfully and economically;

•	our estimates and forecasts of the timing, number, profitability and other results of wells we expect to drill and other exploration activities;

•	our estimates, including guidance and forecasts, regarding timing and levels of production;

•	preliminary third quarter results;

•	changes in working capital requirements, reserves and acreage;

•	commodity price risk management activities and the impact on our average realized prices,

•	anticipated trends in our business;

•	availability of pipeline connections and water disposal on economic terms;

•	the effects of competition on us;

•	our future results of operations;

•	profitability of drilling locations;

•

our liquidity and our ability to finance our exploration and development activities, including accessibility of borrowings under our revolving credit facility, our borrowing base, modifications to financial covenants and the result of any borrowing base redetermination;

•	our planned expenditures, prospects and capital expenditure plan;

•	future market conditions in the oil and gas industry;

•

our ability to make, integrate and develop acquisitions including the Possible Acquisition (as described below) and realize any expected benefits or effects of any acquisitions or the timing, final purchase price, financing or consummation of any acquisitions including the Possible Acquisition;

•	results of the Sanchez Properties (as defined herein);

•	possible future sales or other transactions;

•	the benefits, results, effects, availability of and results of new and existing joint ventures and sales transactions;

•	our ability to maintain a sound financial position;

•	receipt of receivables, drilling carry and proceeds from sales;

•	our ability to complete planned transactions on desirable terms;

•	the impact of governmental regulation, taxes, market changes and world events; and

•	our use of proceeds and any benefits or effects thereof.

S-iii

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” or other similar words. Such statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, those relating to a worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in crude oil and natural gas prices, the need to replace reserves depleted by production, impairments of proved crude oil and natural gas properties, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, the timing and amount of borrowing base determinations (including determinations by lenders), modifications to financial covenants and availability under our revolving credit facility, evaluations of us by lenders under our revolving credit facility, other actions by lenders, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, crude oil and natural gas drilling, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, failure of the Possible Acquisition to close, integration and other acquisition risks, other factors affecting our ability to reach agreements or complete acquisitions or dispositions, actions by sellers and buyers, effects of purchase price adjustments, availability of equipment and crews, actions by midstream and other industry participants, weather, availability of financing, our ability to obtain permits and licenses, the results of audits and assessments, final financial results and operating data, the failure to obtain certain bank and lease consents, the existence and resolution of title defects, new taxes and impact fees, delays, costs and difficulties relating to our joint ventures, actions by joint venture parties, results of exploration activities, the availability, market conditions and completion of land acquisitions and dispositions, costs of oilfield services, completion and connection of wells and other factors detailed in this prospectus and in our filings with the Securities and Exchange Commission (“SEC”).

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward- looking statements are described under “Risk Factors” and in other sections of this prospectus and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2015, Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and in our other reports filed with the SEC, and all other documents incorporated by reference into this prospectus. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

S-iv

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement includes specific terms of the offering and information about our business and financial data. You should read carefully this prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision. In this prospectus, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries.

For more information about the industry terms used in this prospectus supplement, please read “Glossary of Certain Industry Terms” in our Annual Report on Form 10-K for the year ended December 31, 2015.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company which, together with its subsidiaries, is actively engaged in the exploration, development, and production of oil and gas primarily from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Delaware Basin in West Texas, the Niobrara Formation in Colorado, the Utica Shale in Ohio and the Marcellus Shale in Pennsylvania.

Our Business Strategy

Our objective is to increase value through the execution of a business strategy focused on organic growth primarily through the drillbit and opportunistic acquisitions of oil and gas properties, while maintaining a sound financial position to provide liquidity to weather a prolonged downturn in commodity prices. Key elements of our business strategy include:

•

Maintain our financial flexibility. We are committed to preserving our financial flexibility. We have historically funded our capital program with a combination of cash generated from operations, proceeds from the sale of assets, proceeds from sales of securities, borrowings under our revolving credit facility and proceeds, payments or carried interest from our joint ventures.

•

Control operating and capital costs. We emphasize efficiencies to lower our costs to find, develop and produce our oil and gas reserves. This includes concentrating on our core areas, which allows us to optimize drilling and completion techniques as well as benefit from economies of scale. In addition, as we operate a significant percentage of our properties as well as maintain a minimal level of drilling commitments in order to hold acreage, the majority of our capital expenditure plan is discretionary allowing us the ability to reduce or reallocate our spending in response to changes in market conditions. For example, we have reduced our 2016 capital expenditure plan by approximately 24% from our 2015 capital expenditures (excluding prior and potential acquisitions), which reflects our strategy of focusing on low cost oil and condensate resource plays allowing us to maintain our financial flexibility in a low commodity price environment.

•

Manage risk exposure. We seek to limit our financial risks, in part by seeking well-funded partners to ensure that we are able to move forward on projects in a timely manner. We also attempt to limit our exposure to volatility in commodity prices by actively hedging a portion of our forecasted production of crude oil. Our current long-term strategy is to manage exposure for a substantial, but varying, portion of forecasted production to achieve a more predictable level of cash flows to support current and future capital expenditure plans.

•

Pursue opportunities to expand core positions. We pursue a growth strategy in crude oil plays primarily driven by the attractive relative economics associated with our core positions. By focusing on and implementing this strategy, our crude oil production as a percentage of total production has increased from 3% for the year ended December 31, 2010 to 63% for the year ended December 31, 2015. Nearly 100% of our 2016 drilling and completion capital expenditure plan is directed towards opportunities that we believe are predominantly prospective for crude oil development. We continue to focus our capital program on resource plays where individual wells tend to have lower risk, such as our operations in the Eagle Ford. Additionally, we continue to take advantage of opportunities to expand our core positions through leasehold acquisitions, as evidenced by our acquisition of bolt-on acreage in certain of our core plays during 2015.

•

Utilize our experience as a technical advantage. We believe we have developed a technical advantage from our extensive experience drilling over 800 horizontal wells in various resource plays, including the Eagle Ford, Delaware Basin, Utica, Niobrara, Marcellus, and previously, the Barnett, which has allowed our management, technical staff and field operations teams to gain significant experience in resource plays and create highly efficient drilling and completion operations. We now leverage this advantage in our existing, as well as any prospective, shale trends. We plan to focus substantially all of our capital expenditures in these resource plays, particularly during 2016, in the Eagle Ford and, to a lesser extent, the Delaware Basin.

Our Competitive Strengths

We believe we have the following competitive strengths that will support our efforts to successfully execute our business strategy:

•

Financial flexibility to withstand prolonged low commodity prices. We maintain a financial profile that provides operational flexibility, and our capital structure provides us with the ability to execute our business plan. As of October 21, 2016, we had $121.0 million of borrowings outstanding under our $600.0 million borrowing base revolving credit facility, have no near-term debt maturities, and use commodity derivative instruments to reduce our exposure to commodity price volatility for a substantial, but varying portion of our forecasted oil and gas production. We believe that we have the ability and financial flexibility to fund the planned development of our assets through 2016.

•

Operational control. As of December 31, 2015, we operated approximately 90% of the wells in Eagle Ford in which we held an interest. We held an average interest of approximately 88% in these operated wells. Our significant operational control, as well as our manageable leasehold obligations, provides us with the flexibility to align capital expenditures with cash flow and control our costs as we transition to an advanced development mode in key plays. As a further result of our operational control, we are generally able to adjust drilling plans in response to changes in commodity prices.

•

Large inventory of oil-focused drilling locations. We have developed a significant inventory of future oil-focused drilling locations, primarily in our well-established positions in the Eagle Ford, Niobrara, and Utica, as well as our recent entrance into the Delaware Basin. As of December 31, 2015, we owned leases covering approximately 291,606 gross (165,472 net) acres in these areas. Approximately 55% of our estimated proved reserves at December 31, 2015 were undeveloped.

•

Successful drilling history. We follow a disciplined approach to drilling wells by applying proven horizontal drilling and hydraulic fracturing technology. Additionally, we rely on advanced technologies, such as 3-D seismic and micro-seismic analysis, to better define geologic risk and enhance the results of our drilling efforts. Our successful drilling program has significantly de-risked our acreage positions in key resource plays.

•

Experienced management and professional workforce. Our management has executed multiple joint ventures, transitioned our focus to oil by entering new plays and completed non-core asset sales. We have an experienced staff, both employees and contractors, of oil and gas professionals, including geophysicists, petrophysicists, geologists, petroleum engineers, production and reservoir engineers and technical support staff. We believe our experience and expertise, particularly as they relate to successfully identifying and developing resource plays, is a competitive advantage.

Recent Developments

Possible Acquisition

On October 24, 2016, we, and our wholly-owned subsidiary Carrizo (Eagle Ford) LLC, entered into a purchase and sale agreement (the “Sanchez Purchase Agreement”) with Sanchez Energy Corporation and SN Cotulla Assets, LLC, a subsidiary of Sanchez Energy Corporation (together with its subsidiaries, “Sanchez”), to acquire approximately 15,000 net acres located in the Eagle Ford Shale primarily in LaSalle, Frio and McMullen Texas counties (the “Sanchez Properties”), for aggregate consideration of approximately $181.0 million in cash, subject to title adjustments and other customary purchase price adjustments (the “Possible Acquisition”). We currently expect the Possible Acquisition to close on or about December 14, 2016, subject to satisfaction of specified closing conditions. The effective date for the Possible Acquisition is June 1, 2016 and the purchase price will be subject to customary adjustments, including reductions for certain net revenue retained by Sanchez that is attributable to operations after such effective date.

As of June 1, 2016, the estimated net proved reserves associated with the Sanchez Properties, based on our internal estimates, were approximately 14.5 MMBoe (71% oil, 56% developed). Internal estimates of reserves are based on our analysis of production data provided by the seller, as well as available geologic and other data, and as such are subject to change and may have less certainty than reserve estimates prepared by outside reserve engineering firms. Based on information provided by the seller, we estimate that net production from the Sanchez Properties was approximately 3,100 Boe/d (61% oil) from 112 gross (93 net) wells for the month ended September 30, 2016. The Sanchez Properties are 100% operated by the seller and we expect to become the operator of all of the properties upon consummation of the Possible Acquisition. We are currently the operator of approximately 350 gross wells in LaSalle, Frio, McMullen and Atascosa Texas counties. We believe that our operating experience and the proximity of the Sanchez Properties to our current operations will allow us to achieve efficiencies in the operation and development of the Sanchez Properties.

We intend to finance the purchase price for the Possible Acquisition that is due at closing, subject to market conditions and other factors, with net proceeds from this offering. There can be no assurance that we will acquire the Sanchez Properties on the terms described or at all. The closing of this offering is not conditioned on the consummation of the Possible Acquisition. Please see “Risk Factors—Risks Relating to the Possible Acquisition.”

Preliminary Third Quarter 2016 Estimated Production

Production volumes during the third quarter of 2016 are estimated to be 40,762 Boe/d. This represents an increase of 13% versus the third quarter of 2015 and is above our guidance range of 37,433-38,700 Boe/d. Oil production during the third quarter of 2016 is estimated to be 24,488 Bbls/d, an increase of 4% versus the third quarter of 2015; natural gas and NGL production are estimated to be 69,262 Mcf/d and 4,730 Bbls/d, respectively, for the third quarter of 2016.

We have prepared these third quarter estimates in good faith based upon our internal reporting and accruals as of and for the three months ended September 30, 2016. Such estimated volumes are preliminary and are thus inherently uncertain and subject to change as we complete our financial results and operating data for the three months ended September 30, 2016. Given the timing of such estimates, there can be no assurance that our final results for this period will not differ from these estimates. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Forward-Looking Statements.”

Preliminary Third Quarter 2016 Estimated Impairment of Proved Oil and Gas Properties

For the three months ended September 30, 2016, we currently estimate an after-tax impairment in the carrying value of proved oil and gas properties of approximately $68.3 million ($105.1 million pre-tax). This estimated impairment is primarily due to a 4% decrease in the average realized prices of crude oil on the first calendar day of each month during the 12-month period prior to the end of September 30, 2016 from $39.84 per barrel as of June 30, 2016 to $38.36 per barrel as of September 30, 2016.

The key factors and assumptions we used to estimate the impairment for the third quarter of 2016 include proved reserves, drilling and completion activity, forecasted production, oil and gas price differentials and development and production costs. The current estimate of our impairment for the third quarter of 2016 is preliminary and inherently uncertain and subject to change as we complete our financial results, operating results, and internal reserves as of and for the three months ended September 30, 2016. Important factors that could cause actual results to differ materially from our preliminary estimates are set forth under the headings “Risk Factors” and “Forward-Looking Statements.”

Fall 2016 Borrowing Base Redetermination

In connection with our borrowing base redetermination process for Fall 2016 for our revolving credit facility, we have received approval from the lenders to have the borrowing base (as defined in the credit agreement governing our revolving credit facility) remain unchanged at its current level of $600.0 million, until the next borrowing base redetermination. Such borrowing base redetermination is at the discretion of the lenders under our revolving credit facility and there can be no assurance as to the final amount of the borrowing base approved by the lenders.

Hedging Update

We use commodity derivative instruments to reduce our exposure to commodity price volatility for a substantial, but varying, portion of our forecasted crude oil and natural gas production and thereby achieve a more predictable level of cash flows to support our drilling and completion capital expenditure program. We do not enter into derivative instruments for speculative or trading purposes. Our commodity derivatives consist of fixed price swaps, costless collars, and purchased and sold call options.

In October 2016, we entered into the following crude oil and natural gas derivative positions:

Period	Type of Contract	Volumes (in Bbls/d)	Weighted Average Floor Price ($/Bbl)
July - September 2017	Fixed Price Swaps	6,000	$54.15
October - December 2017	Fixed Price Swaps	3,000	$55.01

Period	Type of Contract	Volumes (in MMBtu/d)	Weighted Average Floor Price ($/MMBtu)
January - December 2017	Fixed Price Swaps	20,000	$3.30

Consideration of Asset Sales

In order to fund our capital expenditure plan, we may consider the sale of certain properties or assets that are not part of our core business or are no longer deemed essential to our future growth, provided we are able to sell such assets on terms that are acceptable to us. We continue to explore sales of non-core properties. We may also consider the sale of properties in areas we have viewed as core, such as the Delaware Basin, particularly if we believe that sales price for such assets would allow us to deploy capital more effectively in other basins or other parts of the same basin. There can be no assurance, however, that any sales will occur on terms we find to be acceptable, or at all.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

THE OFFERING

Issuer	Carrizo Oil & Gas, Inc.

Common Stock Offered by Us	5,000,000 shares.

Common Stock Outstanding After the Offering Before Exercise of the Underwriters’ Option to purchase additional shares	64,125,334 shares(a).

Common Stock Outstanding After the Offering Including Full Exercise of the Underwriters’ option to purchase additional shares	64,875,334 shares(a).

Use of Proceeds	We intend to use a portion of the net proceeds from this offering, and any proceeds from the exercise of the underwriters’ option to purchase additional shares, to fund the purchase price for the Possible Acquisition. Pending such use, we expect to use such proceeds temporarily to reduce borrowings under our revolving credit facility. We intend to use net proceeds not used to pay the purchase price for the Possible Acquisition, including in the event we do not consummate the Possible Acquisition, for general corporate purposes, including future potential acquisitions or a portion of our 2016 and 2017 capital expenditure plans. Please see “Summary—Recent Developments—Possible Acquisition” and “Risk Factors—Risks Relating to the Possible Acquisition.”

NASDAQ Global Select Market Symbol	“CRZO”

Conflicts of Interest	We intend to use a portion of the net proceeds of this offering to repay indebtedness owed by us under our revolving credit facility. See “Use of Proceeds.” Because a repayment of the outstanding borrowings under our revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to an affiliate of an underwriter who is a lender under our revolving credit facility, this offering is being made in compliance with the requirements of Rule 5121 of the Financial Industry Regulatory Authority, Inc., or FINRA. For more information, see “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

Risk Factors	You should consider carefully the “Risk Factors” on page S-10 of this prospectus supplement and page 2 of the accompanying prospectus and in our other filings with the SEC before making an investment in our common stock.

(a)	Based on shares outstanding as of October 21, 2016.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The summary historical consolidated financial data set forth below as of and for each of the three years ended December 31, 2015, 2014 and 2013 have been derived from our audited consolidated financial statements incorporated by reference herein. The summary historical consolidated financial data set forth below as of and for each of the six month periods ended June 30, 2016 and 2015 have been derived from our unaudited consolidated financial statements incorporated by reference herein. The summary consolidated financial data are qualified in their entirety by and should be read in conjunction with our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each of which is incorporated by reference into this prospectus supplement. Historical results are not necessarily indicative of results that may be expected for any future period.

	Years Ended December 31,			Six Months Ended June 30,
	2015	2014	2013	2016	2015
	(In thousands, except per share amounts)
Statements of Operations Data:
Revenues:
Crude oil	$376,094	$610,483	$421,311	$159,604	$194,315
Natural gas liquids	15,608	25,050	15,530	9,503	8,272
Natural gas	37,501	74,654	83,341	19,479	20,957

Total revenues	429,203	710,187	520,182	188,586	223,544

Costs and expenses:
Lease operating	90,052	74,157	46,828	46,789	45,091
Production taxes	17,683	29,544	19,811	8,054	9,049
Ad valorem taxes	9,255	8,450	8,701	2,524	4,756
Depreciation, depletion and amortization	300,035	317,383	214,291	111,543	153,202
General and administrative	67,224	77,029	77,492	40,927	50,672
(Gain) loss on derivatives, net	(99,261)	(201,907)	18,417	41,682	(13,844)
Interest expense, net	69,195	53,171	54,689	37,723	35,195
Impairment of proved oil and gas properties	1,224,367	—	—	471,483	—
Loss on extinguishment of debt	38,137	—	—	—	38,137
Loss on sale of oil and gas properties	—	—	45,377	—	—
Other (income) expense, net	11,276	2,150	(185)	1,069	7,273

Total costs and expenses	1,727,963	359,977	485,421	761,794	329,531

Income (Loss) From Continuing Operations Before Income Taxes	(1,298,760)	350,210	34,761	(573,208)	(105,987)
Income tax (expense) benefit	140,875	(127,927)	(12,903)	(313)	37,541

Income (Loss) From Continuing Operations	($1,157,885)	$222,283	$21,858	($573,521)	($68,446)

Income (loss) from continuing operations per common share — Basic	($22.50)	$4.90	$0.54	($9.79)	($1.40)
Income (loss) from continuing operations per common share — Diluted	($22.50)	$4.81	$0.53	($9.79)	($1.40)
Weighted average common shares outstanding — Basic	51,457	45,372	40,781	58,583	48,827
Weighted average common shares outstanding — Diluted	51,457	46,194	41,355	58,583	48,827

	Years Ended December 31,			Six Months Ended June 30,
	2015	2014	2013	2016	2015
	(In thousands)
Statements of Cash Flows Data:
Net cash provided by operating activities from continuing operations	$378,735	$502,275	$367,474	$126,039	$165,652
Net cash used in investing activities from continuing operations	(673,376)	(940,676)	(509,885)	(226,097)	(382,567)
Net cash provided by financing activities from continuing operations	330,767	300,290	120,326	59,298	210,238
Capital expenditures — oil and gas properties	($674,612)	($860,604)	($786,976)	($239,861)	($377,995)
Proceeds from sales of oil and gas properties, net	8,047	12,576	238,470	14,637	285
Proceeds from borrowings and issuances	1,776,860	1,287,541	582,000	290,652	1,450,939
Repayments of debt	(1,903,541)	(986,041)	(651,325)	(229,652)	(1,460,620)
Sale of common stock, net of offering costs	470,158	—	189,686	—	231,316
Other Data:
Adjusted EBITDA(1)	455,079	533,356	412,214	190,160	229,393

	Years Ended December 31,			Six Months Ended June 30,
	2015	2014	2013	2016	2015
	(In thousands)
Balance Sheet Data:
Working capital (deficit)	($50,636)	($141,278)	($32,138)	($103,773)	($135,190)
Total property and equipment, net	1,716,861	2,629,253	1,794,215	1,349,467	2,824,445
Total assets(2)	2,007,246	2,962,305	2,094,364	1,457,643	3,056,829
Total debt, net of debt discount, premium, and debt issuance costs of senior notes(2)	1,236,017	1,332,175	883,851	1,298,196	1,351,864
Total shareholders’ equity (deficit)	444,054	1,103,441	841,604	(110,417)	1,280,013

(1)	Adjusted EBITDA is a non-GAAP financial measure that is defined and reconciled to its most directly comparable GAAP measure, income (loss) from continuing operations under “— Non-GAAP Financial Measure” below.

(2)	Effective January 1, 2016, we adopted Accounting Standards Updates 2015-03 and 2015-15 requiring debt issuance costs associated with our senior notes to be presented as a direct deduction from the related debt rather than an asset. As a result prior period amounts have been reclassified to conform to the current presentation.

Non-GAAP Financial Measure

Adjusted EBITDA is a non-GAAP financial measure that excludes certain items that are included in income (loss) from continuing operations, the most directly comparable GAAP financial measure. Items excluded are interest expense, depreciation, depletion and amortization and items that we believe affect the comparability of operating results such as items whose timing and amount cannot be reasonably estimated. The non-GAAP financial measure of adjusted EBITDA is presented because management believes it provides useful additional information to investors for analysis of our financial and operating performance on a recurring basis. In addition, management believes that adjusted EBITDA is widely used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the oil and gas exploration and production industry. Adjusted EBITDA should not be considered in isolation or as a substitute for income (loss) from continuing operations or any other measure of a company’s financial performance or profitability presented in accordance with GAAP. A reconciliation of the differences between income (loss) from continuing operations and adjusted EBITDA is presented below. Because adjusted EBITDA excludes some, but not all, items that affect income (loss) from continuing operations and may vary among companies, our calculation of adjusted EBITDA may not be comparable to similarly titled measures of other companies.

	Years Ended December 31,			Six Months Ended June 30,
	2015	2014	2013	2016	2015
	(In thousands)
Income (Loss) From Continuing Operations (GAAP)	($1,157,885)	$222,283	$21,858	($573,521)	($68,446)
Income tax (expense) benefit	(140,875)	127,927	12,903	(313)	37,541

Income (Loss) From Continuing Operations Before Income Taxes	(1,298,760)	350,210	34,761	(573,208)	(105,987)

Depreciation, depletion and amortization	300,035	317,383	214,291	111,543	153,202
Interest expense, net	69,195	53,171	54,689	37,723	35,195
(Gain) loss on derivatives, net	(99,261)	(201,907)	18,417	41,682	(13,844)
Cash received (paid) for derivative settlements, net	194,296	(13,529)	12,491	78,463	94,193
Non-cash general and administrative expense, net	15,794	25,878	29,373	22,583	21,224
Impairment of proved oil and gas properties	1,224,367	—	—	471,483	—
Loss on extinguishment of debt	38,137	—	—	—	38,137
Loss on sale of oil and gas properties	—	—	45,377	—	—
Other (income) expense, net	11,276	2,150	2,815	(109)	7,273

Adjusted EBITDA (Non-GAAP)	$455,079	$533,356	$412,214	$190,160	$229,393

RISK FACTORS

Before making a decision whether to invest in our common stock, you should consider carefully the risks discussed below as well as those described under “Risk Factors” and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, as they may be amended, supplemented or superseded from time to time by other reports that we subsequently file with the SEC and in our other filings with the SEC, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the risks described in the accompanying prospectus. The risks described are not the only ones we face. Additional risks not presently known to us or that we currently deem immaterial individually or in the aggregate as well as the additional risks and uncertainties described elsewhere in this prospectus supplement or in the documents incorporated by reference in this prospectus supplement may also adversely affect our business, operating results, financial condition and prospects, as well as the value of an investment in our common stock.

If any of the risks actually were to occur, our business, financial condition, results of operations or cash flow could be affected materially and adversely. In that case, you could lose all or part of your investment in our common stock.

Risks Relating to the Possible Acquisition

We may not consummate the Possible Acquisition and the closing of this offering is not conditioned on its consummation.

We intend to use the net proceeds from this offering to fund the purchase price of the Possible Acquisition described above under “Summary—Recent Developments—Possible Acquisition.” However, the closing of this offering is not conditioned on the consummation of the Possible Acquisition. There can be no assurances that the Possible Acquisition will be consummated on the terms described herein or at all, or that the consummation of the Possible Acquisition will not be delayed beyond the expected closing date. If we do not complete the Possible Acquisition, we will not have the opportunity to attempt to realize the benefits we believe the acquisition will afford us.

We have performed only a limited investigation of the Sanchez Properties. The completion of the Possible Acquisition is subject to specified closing conditions and to the right of one or both of the parties to terminate the transaction including in the event that more than specified adjustments to the purchase price are required. If one or more of the closing conditions are not satisfied, or if the transaction is otherwise terminated, the Possible Acquisition may not be completed. Some of these conditions are beyond our control. Some of these conditions are in part within our control; other conditions are all or in part within the control of Sanchez; and we may elect not to take actions necessary to satisfy these conditions or to ensure that the transaction is not otherwise terminated.

Because the closing of this offering is not conditioned on the consummation the Possible Acquisition, if you decide to purchase shares in this offering, you should be willing to do so whether or not we complete the Possible Acquisition. If the Possible Acquisition is not consummated, our management will have broad discretion in the application of the net proceeds of this offering and could apply the proceeds in ways that you or other shareholders may not approve, which could also adversely affect the market price of our common stock. In addition such application may not be as beneficial to us as the Possible Acquisition may have been. If the Possible Acquisition is delayed, not consummated or consummated in a manner different than described herein, the price of our common stock may decline. Please see “Use of Proceeds.”

We may not be able to achieve the expected benefits of the Possible Acquisition and may have difficulty integrating with the Possible Acquisition.

Even if we consummate the Possible Acquisition, we may not be able to achieve the expected benefits of the Possible Acquisition. There can be no assurance that the Possible Acquisition will be beneficial to us. We may not be able to integrate the Sanchez Properties without increases in costs, losses in revenues or other difficulties. Any unexpected costs or delays incurred in connection with the integration could have an adverse effect on our business, results of operations, financial condition and prospects, as well as the price of our common stock.

Our assessment of Sanchez Properties to date has been limited and, even by the time of closing, it will not reveal all existing or potential problems, nor will it permit us to become familiar enough with the properties to assess fully their capabilities and deficiencies. In the course of our assessment, we will not receive an independent reserve engineer report related to the Sanchez Properties. We may incur costs or experience problems related to the Sanchez Properties in the Possible Acquisition and we may not have adequate recourse against Sanchez. Although we will inspect the properties being sold to us, inspections may not reveal all structural or environmental problems. We may be required to assume the risk of the physical condition of the properties in addition to the risk that the properties may not perform in accordance with our expectations. Our ability to make specified claims against Sanchez in the Possible Acquisition generally expires over time and we may be left with no recourse for liabilities and other problems associated with the Possible Acquisition that we do not discover prior to the expiration date related to such matters under the Sanchez Purchase Agreement.

The market price of our common stock may decline as a result of the Possible Acquisition if, among other things, the integration of the Sanchez Properties is unsuccessful or if the liabilities, expenses, title, environmental and other defects, or transaction costs related to the Possible Acquisition are greater than expected or the Sanchez Properties do not yield the anticipated returns. The market price of our common stock may decline if we do not achieve the perceived benefits of the Possible Acquisition as rapidly or to the extent anticipated by us or by securities market participants or if the effect of the Possible Acquisition on our business results of operations or financial condition or prospects is not consistent with our expectations or those of securities market participants.

USE OF PROCEEDS

We expect to receive net proceeds from this offering of 5,000,000 shares of common stock offered by this prospectus, before paying offering expenses, of approximately $         million (or approximately $         million assuming full exercise of the underwriters’ option to purchase additional shares). We intend to use a portion of the net proceeds from this offering, and any proceeds from the exercise of the underwriters’ option to purchase additional shares, to fund the purchase price for the Possible Acquisition. Pending such use, we expect to use such proceeds temporarily to reduce borrowings under our revolving credit facility. We intend to use net proceeds not used to pay the purchase price for the Possible Acquisition, including in the event we do not consummate the Possible Acquisition, for general corporate purposes, including future potential acquisitions or a portion of our 2016 and 2017 capital expenditure plans. Please see “Summary—Recent Developments—Possible Acquisition” and “Risk Factors—Risks Relating to the Possible Acquisition.”

As of June 30, 2016, we had $61.0 million of borrowings outstanding under our revolving credit facility, which matures on July 2, 2018. As of June 30, 2016, we also had $0.4 million in letters of credit, which reduce the amounts available under our revolving credit facility. As of October 21, 2016, we had $121.0 million of borrowings outstanding under our revolving credit facility with a weighted average interest rate of 2.53% and $0.4 million in letters of credit outstanding. Borrowings under the revolving credit facility were used to fund our capital expenditure program. A repayment of the outstanding borrowings under our revolving credit facility could result in at least 5% of the net proceeds of this offering being paid to an affiliate of an underwriter who is a lender under our revolving credit facility. Accordingly, this offering is being made in compliance with the requirements of Rule 5121 of the FINRA rules. For more information, see “Underwriting (Conflicts of Interest)—Conflicts of Interest.”

CAPITALIZATION

Assuming no exercise of the underwriters’ option to purchase additional shares, the following table sets forth our unaudited cash and capitalization as of June 30, 2016:

•	on an actual basis; and

•

on an as adjusted basis to give effect to the sale of the common stock in this offering and the closing of the Possible Acquisition, assuming the $181.0 million purchase price payable at the closing of the Possible Acquisition, which is to be funded with a portion of the net proceeds from this offering.

This table assumes the consummation of the Possible Acquisition. Please see “Summary—Recent Developments—Possible Acquisition” and “Risk Factors—Risks Related to the Possible Acquisition. The closing of this offering is not conditioned on the consummation of the Possible Acquisition. You should read this table in conjunction with our consolidated financial statements and related notes, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2016, each of which is incorporated by reference in this prospectus supplement as well as the section entitled “Summary—Recent Developments.”

	As of June 30, 2016
	Actual	As Adjusted
	(In thousands, except shares and per share data)
Cash and cash equivalents	$2,158	$

Long-term debt(1)
Senior Secured Revolving Credit Facility due 2018(2)	61,000
7.50% Senior Notes due 2020	600,000		600,000
6.25% Senior Notes due 2023	650,000		650,000
4.375% Convertible Senior Notes due 2028	4,425		4,425

Total long-term debt	$1,315,425	$

Shareholders’ equity
Common stock, $0.01 par value (90,000,000 shares authorized (historical and as adjusted), 58,974,437 issued and outstanding (historical) and 63,974,437 issued and outstanding (as adjusted))	590		640
Additional paid-in capital	1,430,124
Accumulated deficit	(1,541,131)

Total shareholders’ deficit	(110,417)

Total capitalization	$1,205,008	$

(1)	Excludes debt premium and debt issuance costs of senior notes.

(2)	As of October 21, 2016, we had approximately $121.0 million of borrowings outstanding under our revolving credit facility. Please see “Use of Proceeds.”

PRICE RANGE OF COMMON STOCK

On October 21, 2016, we had 59,125,334 shares of common stock outstanding, held of record by approximately 102 record holders. Our common stock, par value $0.01 per share, trades on the NASDAQ Global Select Market under the symbol “CRZO.”

The closing price of our common stock on October 21, 2016 as reported on the NASDAQ Global Select Market was $40.12 per share. The following table shows the high and low sales prices per share of our common stock on the NASDAQ Global Select Market for the periods indicated.

	High	Low
Fiscal Year 2016
October 1, 2016 through October 21, 2016	$43.56	$38.33
Third Quarter	41.17	29.52
Second Quarter	42.49	28.51
First Quarter	32.45	16.10
Fiscal Year 2015
Fourth Quarter	$43.97	$28.16
Third Quarter	49.28	27.79
Second Quarter	56.77	48.51
First Quarter	53.65	38.44
Fiscal Year 2014
Fourth Quarter	$54.92	$31.70
Third Quarter	70.49	53.05
Second Quarter	69.39	50.29
First Quarter	54.94	39.78

CERTAIN U.S. FEDERAL TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain U.S. federal income tax and, to a limited extent, U.S. federal estate tax considerations applicable to Non-U.S. Holders (as defined below) arising from the acquisition, ownership and disposition of shares of our common stock. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date of this prospectus supplement and all of which are subject to change or differing interpretations, possibly with retroactive effect.

This summary does not address the U.S. federal income tax considerations of the acquisition, ownership and disposition of shares of our common stock by Non-U.S. Holders that are subject to special provisions under the Code, including Non-U.S. Holders that:

•	are tax-exempt organizations, qualified retirement plans, or other tax-deferred accounts;

•	are financial institutions or insurance companies or that are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method;

•	own shares of our common stock as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other arrangement involving more than one position;

•	acquire shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation for services;

•	hold shares of our common stock other than as a capital asset within the meaning of Section 1221 of the Code; or

•	are U.S. expatriates or former long term residents of the United States.

Moreover, this discussion does not address any aspect of non-income taxation (except to a limited extent under the heading “U.S. Federal Estate Tax” below), any state, local or non-U.S. taxation or the effect of any tax treaty. No ruling has or will be obtained from the IRS regarding any U.S. federal tax consequences relating to the purchase, ownership or disposition of shares of our common stock. As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. If you are an organization that is a partnership for U.S. federal income tax purposes or a partner in such organization, you are urged to consult with your own tax advisor as to the U.S. federal tax considerations that are applicable to you.

THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES RELATING TO AN INVESTMENT IN SHARES OF OUR COMMON STOCK. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES TO YOU IN LIGHT OF YOUR PARTICULAR FACTS AND CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL, NON-U.S. OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of shares of our common stock that is not a partnership or other entity classified as a partnership for U.S. federal income tax purposes and that is not:

•	an individual who is a citizen or resident of the United States;

•

a corporation, or other entity classified as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the United States or any state in the United States, including the District of Columbia;

•	an estate if the income of such estate is subject to U.S. federal income tax regardless of the source of such income; or

•

a trust if (i) such trust has validly elected to be treated as a U.S. person for U.S. federal income tax purposes or (ii) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of such trust.

Distributions

If distributions with respect to shares of our common stock are made, such distributions will be treated as dividends to the extent of our current or accumulated earnings and profits as determined under the Code. Any portion of a distribution that exceeds our current and accumulated earnings and profits will first be applied to reduce the Non-U.S. Holder’s basis in shares of our common stock, and, to the extent such portion exceeds the Non-U.S. Holder’s basis, the excess will be treated as gain from the disposition of shares of our common stock, the tax treatment of which is discussed below under the heading “Gain on Sale or Other Disposition.”

Except as described in the discussion below under the headings “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” dividends paid in respect of shares of our common stock to a Non-U.S. Holder generally will be subject to U.S. withholding tax at a 30% rate (or such lower rate as specified by an applicable tax treaty) unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable tax treaty, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case such dividends generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons. Such effectively connected dividends will not be subject to U.S. federal withholding tax if the Non-U.S. holder satisfies certain certification requirements by providing the applicable withholding agent a properly executed IRS Form W-8ECI certifying eligibility for exemption. If the Non-U.S. holder is taxable as a corporation for U.S. federal income tax purposes, it may also be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable tax treaty) on its effectively connected earnings and profits (after adjustments for certain items), which will include effectively connected dividends.

Gain on Sale or Other Disposition

Except as described in the discussion below under the headings “Foreign Account Tax Compliance Act” and “Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, the income is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax at rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is taxable as a corporation for U.S. federal income tax purposes, such gain will be included in effectively connected earnings and profits, which (after adjustment for certain items) may be subject to a branch profits tax at a 30% rate (or such lower rate as specified by an applicable tax treaty);

•

the Non-U.S. Holder is an individual present in the United States for 183 days or more in the year of such sale, exchange or other taxable disposition and certain other conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or such lower rate as specified by an applicable income tax treaty); or

•

we are or have been a “U.S. real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the Non-U.S. Holder’s holding period for its shares of our common stock and, if shares of our common stock are “regularly traded on an established securities market,” the Non-U.S. Holder held, directly or indirectly, at any time during such period, more than 5% of our issued and outstanding common stock.

Shares of our common stock currently qualify as “regularly traded on an established securities market,” and it is also likely that we are a USRPHC. As a result, as long as our common stock is regularly traded on an established securities market, our status as a USRPHC will not cause any gain recognized on the sale, exchange, or other taxable disposition of our common stock by a Non-U.S. Holder to be subject to U.S. federal income tax unless such non-U.S. holder held, directly or indirectly, more than 5% of our issued and outstanding common stock at any time during the five-year period ending on the date of such disposition in which case such gain will be subject to U.S. federal income tax at rates generally applicable to U.S. persons.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to the Non-U.S. Holder the amount of any dividends paid to such Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable tax treaty.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to dividend payments that we make to such Non-U.S. Holder provided that we do not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, as defined under the Code, and we have received from such Non-U.S. Holder a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form or such Non-U.S. Holder otherwise establishes an exemption.

Generally, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made outside the United States and conducted through the foreign office of a financial intermediary that is not a U.S. payor or U.S. middleman within the meaning of the applicable Treasury Regulations. In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of our common stock made within the United States or conducted through a financial intermediary that is a U.S. payor or U.S. middleman, if the payor receives a properly completed IRS Form W-8BEN or W-8BEN-E, as applicable, or appropriate substitute form and does not have actual knowledge or reason to know that such Non-U.S. Holder is a U.S. person, as defined under the Code, or such Non-U.S. Holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance Act

The Foreign Account Tax Compliance Act (“FATCA”) generally imposes a 30% withholding tax on certain payments made to foreign financial institutions (“FFI”) and non-financial foreign entities (“NFFE”) unless such FFI or NFFE (1) enters into an agreement with the United States to satisfy certain reporting requirements or (2) otherwise establishes an exception to such reporting requirements as an exempt recipient of such payment. An intergovernmental agreement between the United States and the jurisdiction of residence of such non-U.S. payee may modify these requirements.

FATCA currently applies to U.S. source dividends and, after December 31, 2018, will also apply to gross proceeds from the sale, exchange, redemption, retirement or other taxable disposition of certain financial instruments that produce U.S. source dividends. Non-U.S. Holders may be affected by FATCA, and you are urged to consult your own tax advisor regarding its potential application. We intend to comply with FATCA and will not pay any additional amounts with respect to such withholding.

U.S. Federal Estate Tax

An individual Non-U.S. Holder who is treated as the owner of, or has made certain lifetime transfers of, an interest in our common stock may be required to include the value of the stock in his or her gross estate for U.S. federal estate tax purposes, and may be subject to U.S. federal estate tax unless an applicable tax treaty provides otherwise.

UNDERWRITING (CONFLICTS OF INTEREST)

Under the terms and subject to the conditions contained in an underwriting agreement dated                 , 2016, we have agreed to sell to the underwriters, named below, the following respective numbers of shares of common stock:

Underwriter	Number of Shares
Citigroup Global Markets Inc.
Wells Fargo Securities LLC

Total	5,000,000

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the shares sold under the underwriting agreement if any of these shares are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

The underwriters may receive from purchasers of the common stock normal brokerage commissions in amounts agreed with such purchasers. The underwriters may offer the shares of common stock from time to time for sale in one or more transactions on the NASDAQ Global Select Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. In connection with the sale of the common stock offered hereby, the underwriters may be deemed to have received compensation in the form of underwriting discounts. The underwriters may effect such transactions by selling common stock to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from either or both of the underwriters and purchasers of common stock for whom they may act as agents or to whom they may sell as principal.

The expenses of the offering, excluding underwriting discounts, are estimated at $500,000 and are payable by us.

Option to Purchase Additional Shares

We have granted an option to the underwriters, exercisable for 30 days after the date of this prospectus, to purchase up to 750,000 additional shares on the same terms and conditions as set forth above.

Lock-Up Agreements

We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement or amendment to a registration statement under the

Securities Act of 1933 (the “Securities Act”), relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Citigroup Global Markets Inc. and Wells Fargo Securities LLC for a period of 45 days after the date of this prospectus supplement, except (i) issuances pursuant to the exercise of options outstanding on the date hereof, (ii) grants of employee stock options, restricted stock, restricted stock units and stock-settled stock appreciation rights and other securities issuances pursuant to the terms of a plan in effect on the date hereof, (iii) issuances pursuant to the exercise or vesting of such options, restricted stock units, stock appreciation rights and other securities, (iv) issuances to our employees under the terms of the employee stock purchase plan in effect on the date hereof, (v) issuances pursuant to our 401(k) plan, (vi) issuances to directors pursuant to the incentive plan in effect on the date hereof, (vii) the filing of registration statements on Form S-8 and amendments thereto in connection with those securities and plans, (viii) the filing of amendments to our currently effective shelf registration statement, (ix) issuances pursuant to the exercise or conversion of our convertible notes, (x) entering into Rule 10b5-1 trading plans prior to the expiration of the lock-up agreements but having an effective date for the first sales under such plans after the expiration of the lock-up period and (xi) the taking of any of the foregoing actions in connection with the issuance of shares or other securities as consideration for acquisitions or the issuance of securities in private placements by us.

Our executive officers and directors that we have determined are subject to Section 16 of the Exchange Act have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Citigroup Global Markets Inc. and Wells Fargo Securities LLC for a period of 45 days after the date of this prospectus supplement; provided, however, that the foregoing shall not apply to (a) bona fide gifts, charitable contributions or estate planning transactions, provided the recipient thereof agrees in writing to be bound by the terms of the lock-up, (b) dispositions to (X) a director’s or officer’s spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (Y) a trust for the direct or indirect benefit of a director or officer or any of the persons described in clause (X); or (Z) a limited partnership or limited liability company whose sole partners or members, as the case may be, are a director of officer or any of the persons described in clause (X) or clause (Y), provided that in any of clauses (X), (Y) or (Z), the recipient agrees in writing with you to be bound by the terms of this lock-up, (c) shares of common stock subject to bona fide pledges of securities either existing on the date of this prospectus supplement or subsequently entered into, if in the latter case the pledgee of such securities agrees in writing to be bound by the transfer restrictions contained in the lock-up with respect to such securities, (d) any sales or option exercises pursuant to Rule 10b5-1 trading plans, (e) a number of shares of common stock equal to 50% of the number of shares of restricted stock and restricted stock units granted to the director or officer that vest during the lock-up period, (f) sales of shares of common stock under any Rule 10b5-1 trading plan to provide funds for the satisfaction of anticipated tax liabilities in contemplation of the vesting of restricted stock and restricted stock units during the 70 days following the date of this prospectus, or (g) the execution and delivery of a Rule 10b5-1 plan or amendment to an existing plan provided that the effective date for the first sale under such plan does not occur during the lock-up period.

Listing

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

Price Stabilizations, Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriters and selling group members from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriters may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of shares than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares described above. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriters in the open market prior to the completion of the offering.

Similar to other purchase transactions, any purchases by the underwriters in the open market to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. The underwriters may conduct these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Conflicts of Interest

Because affiliates of Wells Fargo Securities, LLC and Citigroup Global Markets Inc. are lenders under our revolving credit facility and could receive 5% or more of the net proceeds of this offering due to our repayment of amounts outstanding under our revolving credit facility using the net proceeds from this offering, it is deemed to have a “conflict of interest” under Rule 5121 of the FINRA rules. Accordingly, this offering is being made in compliance with the requirements of Rule 5121. The appointment of a “qualified independent underwriter” is not required in connection with this offering as a “bona fide public market,” as defined in Rule 5121, exists for our common stock. In accordance with Rule 5121, Wells Fargo Securities, LLC and Citigroup Global Markets Inc. will not confirm sales to any account over which it exercises discretionary authority without the specific written approval of the transaction from the account holder Please read “Use of Proceeds.”

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities sales and trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, market making, financing, brokerage activities and other financial and non-financial activities and services.

Certain of the underwriters and their respective affiliates have from time to time performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and for our affiliates, including the services referred to in the immediately preceding paragraph in the ordinary course of business for which they have received and would receive customary compensation. In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities or instruments (directly, as collateral securing other obligations or otherwise) or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire long, short, or both positions in such assets, securities and instruments.

Electronic Distribution

This prospectus supplement and the accompanying prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The underwriters may agree to allocate a number of shares for sale to their online brokerage account holders. The shares will be allocated to the underwriters that may make internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Other than this prospectus supplement and the accompanying prospectus in electronic format, information contained in any website maintained by an underwriter is not part of this prospectus supplement or the accompanying prospectus or registration statement of which the accompanying prospectus forms a part, has not been endorsed by us and should not be relied on by investors in deciding whether to purchase shares. The underwriters are not responsible for information contained in websites that they do not maintain.

Indemnification

We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments that the underwriters may be required to make in that respect.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a “relevant member state”), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state, no offer of the shares which are the subject of the offering contemplated in this prospectus supplement may be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive; or

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided, that no such offer of the shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of the shares described in this prospectus supplement located in a relevant member state who receives any communication in respect of, or who acquires any shares under, the offer contemplated in this prospectus supplement will be deemed to have represented, warranted and agreed to with each underwriter and the company that (a) it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive and (b) in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any relevant member state, other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriters have been given to the offer or resale; or (ii) where the shares have been acquired by it on behalf of persons in any relevant member state other than qualified investors, the offer of such shares to it is not treated under the Prospectus Directive as having been made to such persons.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in each relevant member state.

Notice to Prospective Investors in the United Kingdom

Any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“the FSMA”)) in connection with the issue or sale of any shares may only be communicated or cause to be communicated in circumstances in which Section 21(1) of the FSMA does not apply to us or to any subsidiary guarantor.

All applicable provisions of the FSMA must be complied with in respect to anything done by any person in relation to the shares in, from or otherwise involving the United Kingdom.

Notice to Canadian Residents

Resale Restrictions

The distribution of the securities in Canada is being made only in the provinces of Ontario, Quebec, Alberta and British Columbia on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of these securities are made. Any resale of the securities in Canada must be made under applicable securities laws which may vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the securities.

Representations of Canadian Purchasers

By purchasing the securities in Canada and accepting delivery of a purchase confirmation, a purchaser is representing to us and the dealer from whom the purchase confirmation is received that:

•

the purchaser is entitled under applicable provincial securities laws to purchase the securities without the benefit of a prospectus qualified under those securities laws as it is an “accredited investor” as defined under National Instrument 45-106—Prospectus Exemptions;

•	the purchaser is a “permitted client” as defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations;

•	where required by law, the purchaser is purchasing as principal and not as agent; and

•	the purchaser has reviewed the text above under Resale Restrictions.

Conflicts of Interest

Canadian purchasers are hereby notified that the underwriters are relying on the exemption set out in section 3A.3 or 3A.4, if applicable, of National Instrument 33-105—Underwriting Conflicts from having to provide certain conflict of interest disclosure in this document.

Statutory Rights of Action

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the offering memorandum (including any amendment thereto) such as this document contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser of these securities in Canada should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of the securities should consult their own legal and tax advisors with respect to the tax consequences of an investment in the securities in their particular circumstances and about the eligibility of the for investment by the purchaser under relevant Canadian legislation.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés), to a restricted circle of investors (cercle restreint d’investisseurs), or both, in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

•

a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and

•

each beneficiary of the trust is an individual who is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

•

to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Australia

No prospectus or other disclosure document (as defined in the Corporations Act 2001 (Cth) of Australia (“Corporations Act”)) in relation to the common stock has been or will be lodged with the Australian Securities & Investments Commission (“ASIC”). This document has not been lodged with ASIC and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a) you confirm and warrant that you are either:

(i) a “sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act;

(ii) a “sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to us which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

(iii) a person associated with the company under section 708(12) of the Corporations Act; or

(iv) a “professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act, and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act any offer made to you under this document is void and incapable of acceptance; and

(b) you warrant and agree that you will not offer any of the common stock for resale in Australia within 12 months of that common stock being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

Notice to Prospective Investors in Chile

The shares are not registered in the Securities Registry (Registro de Valores) or subject to the control of the Chilean Securities and Exchange Commission (Superintendencia de Valores y Seguros de Chile). This prospectus supplement and other offering materials relating to the offer of the shares do not constitute a public offer of, or an invitation to subscribe for or purchase, the shares in the Republic of Chile, other than to individually identified purchasers pursuant to a private offering within the meaning of Article 4 of the Chilean Securities Market Act (Ley de Mercado de Valores) (an offer that is not “addressed to the public at large or to a certain sector or specific group of the public”).

LEGAL MATTERS

The validity of the issuance of the common stock and certain other legal matters in connection with the issuance of the common stock will be passed upon for us by Baker Botts L.L.P., Houston, Texas, and Gerald A. Morton, our General Counsel and Vice President—Business Development. Certain legal matters with respect to the common stock will be passed upon for the underwriters by Sidley Austin LLP, Houston, Texas.

EXPERTS

The consolidated financial statements of Carrizo Oil & Gas, Inc. and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the accompanying prospectus in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, have been incorporated by reference into this prospectus supplement and the accompanying prospectus upon the authority of each such firm as experts with respect to such matters covered in such report and in giving such report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. In addition, copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus supplement is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to the documents containing such information. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other document subsequently filed with the SEC that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume that the information in this prospectus is current as of any date other than the date on the front page of this prospectus supplement.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the offering described in this prospectus supplement is completed or is otherwise terminated, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2015;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016; and

•	our current reports on Form 8-K filed on May 4, 2016, May 19, 2016 and October 24, 2016.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

Prospectus

Carrizo Oil & Gas, Inc.

Senior Debt Securities

Subordinated Debt Securities

Common Stock

Preferred Stock

Warrants

We may offer from time to time senior debt securities, subordinated debt securities, common stock, preferred stock or warrants. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more offerings. We will provide the specific terms of the securities in supplements to this prospectus. In addition, selling shareholders to be named in a prospectus supplement may offer and sell from time to time shares of our common stock in such amounts as set forth in a prospectus supplement. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling shareholders. You should read this prospectus and any prospectus supplement carefully before you invest.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

You should consider carefully the risk factors beginning on page 2 of this prospectus, in any applicable prospectus supplement and in any document we incorporate by reference before purchasing any of our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 28, 2014.

About This Prospectus

This prospectus is part of a registration statement that we have filed with the U.S. Securities and Exchange Commission (“SEC”) using a “shelf” registration process. Using this process, we may offer any combination of the securities described in this prospectus, and the selling shareholders may offer common stock, in one or more offerings. This prospectus provides you with a general description of the securities that may be offered. Each time securities are offered pursuant to this prospectus, we will provide a prospectus supplement that will describe the specific terms of the offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. Please carefully read this prospectus and the prospectus supplement, in addition to the information contained in the documents we refer to under the heading “Where You Can Find More Information.”

You should rely only on the information contained in or incorporated by reference into this prospectus and the prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with different information. You should assume that the information appearing in or incorporated by reference into this prospectus and the prospectus supplement is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

i

Carrizo Oil & Gas, Inc.

In this prospectus and any prospectus supplement, unless indicated otherwise, references to “Carrizo,” the “Company,” “we” and “us” refer to Carrizo Oil & Gas, Inc. and its subsidiaries.

Our Company

Carrizo Oil & Gas, Inc. is a Houston-based energy company which, together with its subsidiaries, is actively engaged in the exploration, development, and production of oil and gas primarily from resource plays located in the United States. Our current operations are principally focused in proven, producing oil and gas plays primarily in the Eagle Ford Shale in South Texas, the Utica Shale in Ohio, the Niobrara Formation in Colorado, and the Marcellus Shale in Pennsylvania.

Corporate Information

Our principal executive offices are located at 500 Dallas Street, Suite 2300, Houston, Texas 77002, and our telephone number at that location is (713) 328-1000. Information contained on our website, http://www.carrizo.com, is not part of this prospectus.

Risk Factors

An investment in our securities involves risks. You should carefully consider all of the information contained in or incorporated by reference in this prospectus or any prospectus supplement and other information which may be incorporated by reference in this prospectus or any prospectus supplement as provided under “Where You Can Find More Information,” including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or current reports on Form 8-K, and all other documents incorporated by reference into this prospectus or any prospectus supplement, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). This prospectus and the documents incorporated by reference also contain forward-looking statements that involve risks and uncertainties. Please read “Forward-Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including the risks described elsewhere in this prospectus or any prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement. If any of these risks occur, our business, financial condition, results of operations or cash flows could be materially and adversely affected. In that case, the trading price or our securities could decline and you could lose all or part of you investment. Additional risks not currently known to us or that we currently deem immaterial may also have a material adverse effect on us.

Risks Related to Our Common Stock

The market price of our common stock is volatile.

The trading price of our common stock and the price at which we may sell common stock in the future are subject to large fluctuations in response to any of the following:

•	limited trading volume in our common stock;

•	variations in operating results;

•	our involvement in litigation;

•	general U.S. or worldwide financial market conditions;

•	conditions impacting the prices of oil and gas;

•	announcements by us and our competitors;

•	our liquidity and access to capital;

•	our ability to raise additional funds;

•	events impacting the energy industry;

•	changes in government regulations; and

•	other events, including those described in the documents incorporated by reference herein.

We do not anticipate paying dividends on our common stock in the near future.

We have not paid any dividends on our common stock in the past and do not intend to pay cash dividends on our common stock in the foreseeable future. We currently intend to retain any earnings for the future operation and development of our business, including exploration, development and acquisition activities. Any future dividend payments will be restricted by the terms of our revolving credit facility.

Certain anti-takeover provisions may affect your rights as a shareholder.

Our articles of incorporation authorize our board of directors to set the terms of and issue preferred stock without shareholder approval. Our board of directors could use the preferred stock as a means to delay, defer or prevent a takeover attempt that a shareholder might consider to be in our best interest. In addition, our revolving credit facility contains terms that may restrict our ability to enter into change of control transactions, including requirements to repay borrowings under our revolving credit facility on a change in control. These provisions, along with specified provisions of the Texas Business Organizations Code and our articles of incorporation and bylaws, may discourage or impede transactions involving actual or potential changes in our control, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of our common stock.

Sales of substantial amounts of shares of our common stock could cause the price of our common stock to decrease.

This prospectus covers the issuance and sale by us and by selling shareholders of a substantial number of shares of our common stock. Our stock price may decrease due to the additional amount of shares available in the market as a result of sales under this prospectus.

Risks Related to Our Debt Securities

A holder’s right to receive payments on the debt securities is effectively subordinate to the rights of our existing and future secured creditors. Further, the guarantees of senior debt securities by the subsidiary guarantors are effectively subordinated to the subsidiary guarantors’ existing and future secured indebtedness.

Holders of our secured indebtedness and the secured indebtedness of the subsidiary guarantors will have claims that are prior to the claims of holders of senior debt securities to the extent of the value of the assets securing that other indebtedness. Notably, we are party to a revolving credit facility, which is secured by liens on substantially all of our assets and guaranteed by all of our Material Domestic Subsidiaries (as defined in the credit agreement governing our revolving credit facility). The senior debt securities will be effectively subordinated to that secured indebtedness. In the event of any distribution or payment of our assets in any foreclosure, dissolution, winding-up, liquidation, reorganization or other bankruptcy proceeding, holders of secured indebtedness will have prior claim to our assets that constitute their collateral. Holders of the senior debt securities will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the senior debt securities, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the senior debt securities. As a result, holders of senior debt securities may receive less, ratably, than holders of secured indebtedness.

Holders of debt securities may be structurally subordinated to the creditors of our subsidiaries.

Most of our interests are held through our wholly-owned subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations, including payments on the debt securities. In addition, holders of the debt securities will have a junior position to the claims of creditors, including trade creditors and tort claimants, of our subsidiaries to the extent that our subsidiaries do not guarantee such debt securities. The debt securities will be obligations exclusively of the Company and not of its subsidiaries, except to the extent such debt securities are guaranteed by one or more of our subsidiaries. Not all of our wholly-owned subsidiaries are, or are required to be, subsidiary guarantors.

A holder’s right to receive payments on the debt securities could be adversely affected if any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes.

If any of our subsidiaries is not a guarantor of the debt securities and declares bankruptcy, liquidates or reorganizes, holders of such subsidiary’s indebtedness and its trade creditors will generally be entitled to payment of their claims from the assets of the subsidiary before any assets are made available for distribution to us.

Changes in our credit ratings or the debt markets may adversely affect the market price of our debt securities.

The market price for our debt securities will depend on a number of factors, including:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	the market price of our common stock;

•	our financial condition, operating performance and future prospects; and

•	the overall condition of the financial markets and global and domestic economies.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the market price of our debt securities. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the industries in which we operate as a whole and may change their credit rating for us based on their overall view of such industries. A negative change in our rating could have an adverse effect on the market price of our debt securities.

A subsidiary guarantee could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of our debt securities from relying on that subsidiary to satisfy claims.

Under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, our subsidiary guarantees can be voided, or claims under the subsidiary guarantees may be subordinated to all other debts of that subsidiary guarantor if, among other things, the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its guarantee or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

Our subsidiary guarantees may also be voided, without regard to the above factors, if a court finds that the subsidiary guarantor entered into the guarantee with the actual intent to hinder, delay or defraud its creditors.

A court would likely find that a subsidiary guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the subsidiary guarantor did not substantially benefit directly or indirectly from the issuance of the guarantees. If a court were to void a subsidiary guarantee, you would no longer have a claim against the subsidiary guarantor. Sufficient funds to repay our debt securities may not be available from other sources, including the remaining subsidiary guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

Each subsidiary guarantee contains a provision intended to limit the subsidiary guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. Such provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

Our ability to obtain cash from our subsidiaries to make payments on our debt securities may be limited.

Most of our interests are conducted through our wholly-owned subsidiaries. Contractual provisions or laws, as well as our subsidiaries’ financial condition and operating requirements, may limit our ability to obtain cash from our subsidiaries that we use to pay our debt service obligations. If we cannot meet our payment obligations on the debt securities, we may be in default.

We may incur additional debt ranking equal to the debt securities.

If we incur additional debt that ranks equally with the debt securities, the holders of that debt will be entitled to share ratably with the holders of the debt securities in any proceeds distributed in connection with any insolvency liquidation, reorganization, dissolution and other winding-up of us. This may have the effect of reducing the amount of proceeds paid to holders of debt securities.

Forward-Looking Statements

This prospectus, including the documents incorporated by reference in this prospectus, contains statements concerning our expectations, beliefs, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are not historical facts. These statements are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among others, statements regarding:

•	our growth strategies;

•	our ability to explore for and develop natural gas and oil resources successfully and economically;

•	our estimates and forecasts of the timing and number of wells we expect to drill and other exploration activities;

•	our estimates regarding timing and levels of production;

•	anticipated trends in our business;

•	the effects of competition on us;

•	our future results of operations;

•	our liquidity and our ability to finance our exploration and development activities;

•	our capital expenditure plan;

•	future market conditions in the oil and gas industry;

•	our ability to make, integrate and develop acquisitions; and

•	the impact of governmental regulation, taxes, market changes and world events.

You generally can identify our forward-looking statements by the words “anticipate,” “believe,” budgeted,” “continue,” “could,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “objective,” “plan,” “potential,” “predict,” “projection,” “scheduled,” “should,” or other similar words. Such statements involve risks and uncertainties, including, but not limited to, those relating to the worldwide economic downturn, availability of financing, our dependence on our exploratory drilling activities, the volatility of and changes in oil and gas prices, the need to replace reserves depleted by production, operating risks of oil and gas operations, our dependence on our key personnel, factors that affect our ability to manage our growth and achieve our business strategy, results, delays and uncertainties that may be encountered in drilling, development or production, interpretations and impact of new oil and gas reserve estimation and disclosure requirements, activities and approvals of our partners and parties with whom we have alliances, technological changes, capital requirements, borrowing base determinations and availability under our revolving credit facility, evaluations of the Company by lenders under our revolving credit facility, the potential impact of government regulations, including current and proposed legislation and regulations related to hydraulic fracturing, air emissions and climate change, regulatory determinations, litigation, competition, the uncertainty of reserve information and future net revenue estimates, property acquisition risks, availability of equipment, actions by our midstream and other industry partners, weather, availability of financing, actions by lenders, our ability to obtain permits and licenses, the results of audits and assessments, the failure to obtain certain bank and lease consents, the existence of title defects, delays, costs and difficulties relating to our joint ventures, actions by joint venture partners, results of exploration activities and other factors detailed in this prospectus and our other filings with the SEC.

We have based our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that assumptions, beliefs, expectations, intentions and projections about future events may and often do vary materially from actual results. Therefore, we cannot assure you that actual results will not differ materially from those expressed or implied by our forward-looking statements.

Some of the factors that could cause actual results to differ from those expressed or implied in forward-looking statements are described under “Risk Factors” and in other sections of this prospectus or any prospectus supplement and described under “Risk Factors” and elsewhere in the documents that we incorporate by reference into this prospectus, including our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q or current reports on Form 8-K, and all other documents incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update any forward-looking statement.

Use of Proceeds

Unless we inform you otherwise in the prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes, including:

•	repayment or refinancing of debt,

•	acquisitions,

•	working capital,

•	capital expenditures, and

•	repurchases and redemptions of securities.

Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of other short-term indebtedness.

Ratio of Earnings to Fixed Charges

The following table presents our historical ratio of earnings to fixed charges for each of the years in the five-year period ended December 31, 2013 and for the six months ended June 30, 2014.

	Year Ended December 31,					Six Months Ended June 30,
	2013	2012	2011	2010	2009	2014
Ratio of Earnings to Fixed Charges	1.06x	1.77x	1.66x	—(1)	—(2)	—	(3)

For purposes of this table, “earnings” consist of income or loss from continuing operations before income taxes, plus fixed charges, less interest capitalized. “Fixed charges” consist of interest expensed and capitalized, amortized discounts and capitalized expenses related to indebtedness and an estimate of the interest within rental expense.

(1) For the year ended December 31, 2010, earnings were insufficient to cover fixed charges by $2.3 million primarily due to a loss on the extinguishment of debt of $31.0 million.

(2) For the year ended December 31, 2009, earnings were insufficient to cover fixed charges by $337.8 million primarily due to impairments of oil and gas properties of $338.9 million.

(3) For the six months ended June 30, 2014, earnings were insufficient to cover fixed charges by $0.4 million primarily due to losses on derivatives of $60.6 million.

We had no preferred stock outstanding for any period presented, and accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges.

Description of Debt Securities

Our debt securities covered by this prospectus will be our general unsecured obligations. We will issue senior debt securities on a senior unsecured basis under an indenture dated as of May 28, 2008, as amended or supplemented from time to time, among us, our subsidiaries Bandelier Pipeline Holding, LLC, Carrizo (Eagle Ford) LLC, Carrizo (Marcellus) LLC, Carrizo (Marcellus) WV LLC, Carrizo (Niobrara) LLC, Carrizo (Utica) LLC, Carrizo Marcellus Holding Inc., CLLR, Inc., Hondo Pipeline, Inc., and Mescalero Pipeline, LLC (the “Subsidiary Guarantors”), and Wells Fargo Bank, National Association, as trustee. We refer to this indenture as the senior indenture. We will issue subordinated debt securities under one or more separate indentures between us, the Subsidiary Guarantors, if applicable, and a trustee that we will name in the prospectus supplement. We refer to any such indenture as a subordinated indenture. We refer to the senior indenture and the subordinated indentures collectively as the indentures. The senior indenture and the subordinated indentures will be substantially identical, except for provisions relating to subordination. The senior debt securities will constitute senior debt and will rank equally with all of our unsecured and unsubordinated debt. The subordinated debt securities will be subordinated to, and thus have a junior position to, our senior debt (as defined with respect to the series of subordinated debt securities) and may rank equally with or senior or junior to our other subordinated debt that may be outstanding from time to time.

We have summarized material provisions of the indentures, the debt securities and the guarantees below. This summary is not complete. We have filed the senior indenture and the form of subordinated indenture with the SEC as exhibits to the registration statement of which this prospectus is a part, and you should read the indentures for provisions that may be important to you. Please read “Where You Can Find More Information.”

In this summary description of the debt securities, unless we state otherwise or the context clearly indicates otherwise, all references to “us” or “we” mean Carrizo Oil & Gas, Inc. only.

Provisions Applicable to Each Indenture

General. The indentures do not limit the amount of debt securities that may be issued under each indenture, and do not limit the amount of other unsecured debt or securities that we may issue. We may issue debt securities under the indentures from time to time in one or more series, each in an amount authorized prior to issuance. The indentures also give us the ability to reopen a previous issue of a series of debt securities and issue additional debt securities of that series.

As of June 30, 2014, we had approximately $121.0 million of secured indebtedness, consisting of borrowings outstanding under our revolving credit facility, and $904.4 million of senior unsecured debt securities outstanding under the senior indenture, comprised of our 4.375% convertible senior notes due 2028, 8.625% senior notes due 2018, and 7.50% senior notes due 2020. The Subsidiary Guarantors guaranteed our revolving credit facility, our 8.625% senior notes and our 7.50% senior notes.

The indentures do not contain any covenants or other provisions designed to protect holders of the debt securities in the event we participate in a highly leveraged transaction or upon a change of control. The indentures also do not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

Terms. The prospectus supplement relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	whether the debt securities will be senior or subordinated debt securities;

•	the title of the debt securities;

•	the total principal amount of the debt securities;

•	whether the debt securities will be issued in individual certificates to each holder or in the form of temporary or permanent global debt securities held by a depositary on behalf of holders;

•	the date or dates on which the principal of, and any premium on, the debt securities will be payable;

•	any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments;

•	any right to extend or defer the interest payment periods and the duration of the extension;

•	whether and under what circumstances any additional amounts with respect to the debt securities will be payable;

•	whether debt securities are entitled to a guarantee of any Subsidiary Guarantors;

•	the place or places where payments on the debt securities will be payable;

•	any provisions for optional redemption or early repayment;

•	any sinking fund or other provisions that would require the redemption, purchase or repayment of debt securities;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

•	whether payments on the debt securities will be payable in foreign currency or currency units or another form and whether payments will be payable by reference to any index or formula;

•	the portion of the principal amount of debt securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

•	any additional means of defeasance of the debt securities, any additional conditions or limitations to defeasance of the debt securities or any changes to those conditions or limitations;

•	any changes or additions to the events of default or covenants described in this prospectus;

•	any restrictions or other provisions relating to the transfer or exchange of debt securities;

•	any terms for the conversion or exchange of the debt securities for other securities of ours or any other entity;

•	with respect to any subordinated indenture, any changes to the subordination provisions for the subordinated debt securities; and

•	any other terms of the debt securities not prohibited by the applicable indenture.

We may sell the debt securities at a discount, which may be substantial, below their stated principal amount. These debt securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these debt securities, we will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

If we sell any of the debt securities for any foreign currency or currency unit or if payments on the debt securities are payable in any foreign currency or currency unit, we will describe in the prospectus supplement the restrictions, elections, tax consequences, specific terms and other information relating to those debt securities and the foreign currency or currency unit.

Consolidation, Merger and Sale of Assets. We and the Subsidiary Guarantors may not consolidate with or merge into any entity or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any entity unless:

•	immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

•	if we or the Subsidiary Guarantor, as the case may be, are not the continuing entity, the resulting entity or transferee assumes the due and punctual payments on the debt securities and the performance of our covenants and obligations under the indenture and the debt securities.

Upon any such consolidation or merger in which we are not the continuing entity or any such asset sale, lease, conveyance, transfer or disposition involving us, the resulting entity or transferee will be substituted for us under the applicable indenture and debt securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the applicable indenture.

Events of Default. Unless we inform you otherwise in the prospectus supplement, the following are events of default with respect to a series of debt securities:

•	failure to pay interest when due on that series of debt securities for 30 days;

•	failure to pay principal of or any premium on that series of debt securities when due;

•	failure to make any sinking fund payment when required for that series for 30 days;

•	failure to comply with any covenant or agreement in that series of debt securities or the applicable indenture (other than an agreement or covenant that has been included in the indenture solely for the benefit of one or more other series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of each series of debt securities issued under that indenture that are affected by that failure;

•	specified events involving bankruptcy, insolvency or reorganization of Carrizo Oil & Gas, Inc. or any Subsidiary Guarantor, if it is a guarantor with respect to that series of debt securities and it is a “significant subsidiary” as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act;

•	specified events involving the guarantees; and

•	any other event of default provided for in that series of debt securities.

A default under one series of debt securities will not necessarily be a default under another series. The indentures provide that the trustee generally must mail notice of a default or event of default of which it has actual knowledge to the registered holders of the applicable debt securities within 90 days of occurrence. However, the trustee may withhold notice to the holders of the debt securities of any default or event of default (except in any payment on the debt securities) if the trustee considers it in the interest of the holders of the debt securities to do so.

If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the debt securities issued under the applicable indenture will become immediately due and payable without any action on the part of the trustee or any holder. If any other event of default for any series of debt securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those debt securities immediately due and payable. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the event of default may in some cases rescind this accelerated payment requirement.

A holder of a debt security of any series issued under an indenture may pursue any remedy under that indenture only if:

•	the holder gives the trustee written notice of a continuing event of default for that series;

•	the holders of at least 25% in principal amount of the outstanding debt securities of that series make a written request to the trustee to pursue the remedy;

•	the holders offer to the trustee indemnity satisfactory to the trustee;

•	the trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

•	during that 60-day period, the holders of a majority in principal amount of the debt securities of that series do not give the trustee a direction inconsistent with the request.

This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

In most cases, holders of a majority in principal amount of the outstanding debt securities of a series may direct the time, method and place of:

•	with respect to debt securities of a series, the conducting of any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising as a result of specified events of default; or

•	with respect to all debt securities issued under the applicable indenture that are affected, the conducting of any proceeding for any remedy available to the trustee and exercising any trust or power conferred on the trustee relating to or arising other than as a result of such specified events of default.

The trustee, however, may refuse to follow any such direction that conflicts with law or the indentures, is unduly prejudicial to the rights of other holders of the debt securities, or would involve the trustee in personal liability. In addition, prior to acting at the direction of holders, the trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

The indentures require us to file each year with the trustee a written statement as to our compliance with the covenants contained in the applicable indenture.

Modification and Waiver. Each indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding debt securities of each series issued under that indenture that are affected by the amendment or supplement consent to it. Without the consent of the holder of each debt security issued under the indenture and affected, however, no modification to that indenture may:

•	reduce the amount of debt securities whose holders must consent to an amendment, supplement or waiver;

•	reduce the rate of or change the time for payment of interest on the debt security;

•	reduce the principal of, any premium on or any mandatory sinking bond payment with respect to, or change the stated maturity of, the debt security, or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity of such debt security;

•	reduce any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

•	change any obligation to pay additional amounts on the debt security;

•	make payments on the debt security payable in currency other than as originally stated in the debt security;

•	impair the holder’s right to institute suit for the enforcement of any payment on the debt security;

•	make any change in the percentage of principal amount of debt securities necessary to waive compliance with certain provisions of the indenture or to make any change in the provision related to modification;

•	with respect to the subordinated indenture, modify the provisions relating to the subordination of any subordinated debt security in a manner adverse to the holder of that security; or

•	waive a continuing default or event of default regarding any payment on the debt securities.

Each indenture may be amended or supplemented or any provision of that indenture may be waived without the consent of any holders of debt securities issued under that indenture in certain circumstances, including:

•	to cure any ambiguity, omission, defect or inconsistency;

•	to provide for the assumption of our obligations under the indenture by a successor upon any merger or consolidation or asset sale, lease, conveyance, transfer or other disposition of all or substantially all of our assets, in each case as permitted under the indenture;

•	to provide for uncertificated debt securities in addition to or in place of certificated debt securities or to provide for bearer debt securities;

•	to provide any security for, any guarantees of or any additional obligors on any series of debt securities;

•	to comply with any requirement to effect or maintain the qualification of that indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”);

•	to add covenants that would benefit the holders of any debt securities or to surrender any rights we have under the indenture;

•	to add events of default with respect to any debt securities;

•	to make any change that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect; provided, that any change made solely to conform the provisions of the indenture to a description of debt securities in a prospectus supplement will not be deemed to adversely affect any outstanding debt securities of that series issued in any material respect; and

•	to supplement the provisions of an indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding debt securities of any series issued under that indenture in any material respect.

The holders of a majority in principal amount of the outstanding debt securities of any series may waive any existing or past default or event of default with respect to those debt securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance. When we use the term defeasance, we mean discharge from some or all of our obligations under an indenture. If any combination of funds or government securities are deposited with the trustee under an indenture sufficient to make payments on the debt securities of a series issued under that indenture on the dates those payments are due and payable, then, at our option, either of the following will occur:

•	we and any Subsidiary Guarantors will be discharged from our obligations with respect to the debt securities of that series (“legal defeasance”); or

•	we and any Subsidiary Guarantors will no longer have any obligation to comply with the consolidation, merger and sale of assets covenant and other specified covenants relating to the debt securities of that series, and the related events of default will no longer apply (“covenant defeasance”).

If a series of debt securities is defeased, the holders of the debt securities of the series affected will not be entitled to the benefits of the applicable indenture, except for obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the debt securities and, if applicable, a Subsidiary Guarantor’s guarantee of the payments, will also survive.

Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Governing Law. New York law will govern the indentures, the debt securities and the guarantees.

Trustee. Wells Fargo Bank, National Association, acts as trustee under the senior indenture. Unless we inform you otherwise in a prospectus supplement, Wells Fargo Bank, National Association, will act as trustee with respect to the senior debt securities described in such prospectus supplement. We will name the trustee under a subordinated indenture in the prospectus supplement.

If an event of default occurs under an indenture and is continuing, the trustee under that indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person’s own affairs. The trustee will become obligated to exercise any of its powers under that indenture at the request of any of the holders of any debt securities issued under that indenture only after those holders have offered the trustee indemnity satisfactory to it.

Each indenture contains limitations on the right of the trustee, if it becomes our creditor or, if applicable, a creditor of any Subsidiary Guarantor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with us or, if applicable, any Subsidiary Guarantor. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the applicable indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Form, Exchange, Registration and Transfer. The debt securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the debt securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

Debt securities of any series will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the applicable indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange if its requirements and the requirements of the applicable indenture are met.

The trustee will be appointed as security registrar for the debt securities. If a prospectus supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of debt securities.

In the case of any redemption, we will not be required to register the transfer or exchange of:

•	any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption or mandatory offer to repurchase and ending on the close of business on the day of mailing of such notice; or

•	any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

Payment and Paying Agent. Unless we inform you otherwise in the prospectus supplement, payments on the debt securities will be made in U.S. dollars at the office of the trustee and any paying agent. At our option, however, payments may be made by wire transfer for global debt securities or by check mailed to the address of the person entitled to the payment as it appears in the security register. Unless we inform you otherwise in the prospectus supplement, interest payments will be made to the person in whose name the debt security is registered at the close of business on the record date for the interest payment.

Unless we inform you otherwise in the prospectus supplement, the trustee under the applicable indenture will be designated as the paying agent for payments on debt securities issued under that indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

If the principal of or any premium or interest on debt securities of a series is payable on a day that is not a business day, the payment will be made on the next succeeding business day as if made on the date that the payment was due and no interest will accrue on that payment for the period from and after the due date to the date of that payment on the next succeeding business date. For these purposes, unless we inform you otherwise in the prospectus supplement, a “business day” is any day that is not a Saturday, a Sunday or a day on which banking institutions in any of New York, New York or Houston, Texas or a place of payment on the debt securities of that series is authorized or obligated by law, regulation or executive order to remain closed.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money held by them for payments on the debt securities that remains unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Notices. Any notice required by the indentures to be provided to holders of the debt securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Replacement of Debt Securities. We will replace any debt securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of the mutilated debt securities or evidence of the loss, theft or destruction satisfactory to us and the trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt securities before a replacement debt security will be issued.

Book-Entry Debt Securities. The debt securities of a series may be issued in the form of one or more global debt securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. Global debt securities may be issued in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security.

Provisions Applicable Solely to Subordinated Debt Securities

Subordination. Under the subordinated indenture, payment of the principal of and any premium and interest on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of all Senior Debt, as defined below. Unless we inform you otherwise in the prospectus supplement, we may not make any payment of principal of, or any premium or interest on, the subordinated debt securities if we fail to pay the principal, interest, premium or any other amounts on any Senior Debt when due.

The subordination does not affect our obligation, which is absolute and unconditional, to pay, when due, the principal of and any premium and interest on the subordinated debt securities. In addition, the subordination does not prevent the occurrence of any default under the subordinated indenture.

The subordinated indenture does not limit the amount of Senior Debt that we may incur. As a result of the subordination of the subordinated debt securities, if we become insolvent, holders of subordinated debt securities may receive less on a proportionate basis than other creditors.

Unless we inform you otherwise in the prospectus supplement, “Senior Debt” will mean all debt, including guarantees, of ours, unless the debt states that it is not senior to the subordinated debt securities or our other junior debt. Senior Debt with respect to a series of subordinated debt securities could include other series of debt securities issued under a subordinated indenture.

Guarantee

The Subsidiary Guarantors may fully and unconditionally guarantee on an unsecured basis the full and prompt payment of the principal of and any premium and interest on the debt securities issued by us when and as the payment becomes due and payable, whether at maturity or otherwise. The guarantee provides that in the event of a default in the payment of principal of or any premium or interest on a debt security, the holder of that debt security may institute legal proceedings directly against the applicable Subsidiary Guarantor to enforce the guarantee without first proceeding against us. If senior debt securities are so guaranteed, the guarantee will rank equally with all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding and senior to any subordinated debt of the Subsidiary Guarantor. If subordinated debt securities are so guaranteed, the guarantee will be subordinated to all of the Subsidiary Guarantor’s other unsecured and unsubordinated debt from time to time outstanding.

The obligations of any Subsidiary Guarantor under the guarantee will be limited to the maximum amount that will not result in the obligations of the Subsidiary Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to any other contingent and fixed liabilities of the Subsidiary Guarantor.

The guarantee may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to debt securities of a particular series as described above in “—Defeasance,” then any Subsidiary Guarantor will be released with respect to that series. Further, if no default has occurred and is continuing under the indentures, and to the extent not otherwise prohibited by the indentures, any Subsidiary Guarantor will be unconditionally released and discharged from the guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of our equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Subsidiary Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the trustee, upon the release of all guarantees by the Subsidiary Guarantor of any debt of ours for borrowed money, except for any series of debt securities.

Description of Capital Stock

The description of our capital stock contained herein is a summary and is not intended to be complete. For a complete description of our capital stock, please read our amended and restated articles of incorporation and our amended and restated bylaws, which have been filed with the SEC.

General

Our authorized capital stock consists of (1) 90,000,000 shares of common stock, par value $0.01 per share, and (2) 10,000,000 shares of preferred stock, par value $0.01 per share. As of July 31, 2014, 46,028,577 shares of our common stock and no shares of preferred stock were outstanding.

Common Stock

The holders of our common stock are entitled to one vote per share on all matters on which such shareholders are permitted to vote. The holders of our common stock have no preemptive rights to purchase or subscribe for our securities, and our common stock is not convertible or subject to redemption by us.

Subject to the rights of the holders of any class of our capital stock having any preference or priority over our common stock, the holders of our common stock are entitled to dividends in such amounts as may be declared by our board of directors from time to time out of funds legally available for such payments and, if we are liquidated, dissolved or wound up, to a ratable share of any distribution to shareholders, after satisfaction of all our liabilities and the prior rights of any outstanding class of our preferred stock.

Wells Fargo Shareholder Services is the registrar and transfer agent for our common stock. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CRZO.”

Preferred Stock

Our board of directors has the authority, without shareholder approval, to issue shares of preferred stock in one or more series, and to fix the number of shares and terms of each such series. We have no present plan to issue shares of preferred stock.

The prospectus supplement relating to any series of preferred stock we are offering will include specific terms relating to the offering and the name of any transfer agent for that series. We will file the form of the preferred stock with the SEC before we issue any of it, and you should read it for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the preferred stock;

•	the maximum number of shares of the series;

•	the dividend rate or the method of calculating the dividend, the date from which dividends will accrue and whether dividends will be cumulative;

•	any liquidation preference;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to redeem or purchase the preferred stock;

•	any terms for the conversion or exchange of the preferred stock for other securities of ours or any other entity;

•	any voting rights; and

•	any other preferences and relative, participating, optional or other special rights or any qualifications, limitations or restrictions on the rights of the shares.

The issuance of shares of preferred stock could adversely affect the voting power of holders of our common stock, discourage an unsolicited acquisition proposal or make it more difficult for a third party to gain control of the Company. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction or facilitate a business combination by including voting rights that would provide a required percentage vote of the shareholders. Although our board of directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our shareholders, the board could act in a manner that would discourage an acquisition attempt or other transaction that some of the shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of the stock. Our board of directors does not presently intend to seek shareholder approval prior to any issuance of currently authorized stock unless otherwise required by law or the rules of the NASDAQ Stock Market.

Special Meetings

Our articles of incorporation provide that special meetings of our shareholders may be called only by the chairman of our board of directors, our president, a majority of our board of directors or by shareholders holding not less than 50% of our outstanding voting stock.

Voting

Our common stock does not have cumulative voting rights. Accordingly, holders of a majority of the total votes entitled to vote in an election of directors will be able to elect all of the directors, subject to any voting rights of a specific class or series of stock.

Our articles of incorporation or Texas law requires the affirmative vote of holders of:

•	66 2⁄3% of the outstanding shares entitled to vote on the matter to approve mergers, consolidations, share exchanges, liquidations, terminations or dispositions of all or substantially all of our assets to the extent, for each of the foregoing transactions, that a shareholder vote is required under Texas law; and

•	a majority of the outstanding shares entitled to vote on the matter to approve any amendment to our articles of incorporation for which a shareholder vote is required.

The foregoing vote requirements are subject to the rights any class or series may have to separately vote on such matters as a class or series.

Our bylaws provide that shareholders who wish to nominate directors or to bring business before a shareholders’ meeting must notify us and provide pertinent information at least 80 days before the meeting date, or within 10 days after public announcement pursuant to our bylaws of the meeting date, if the meeting date has not been publicly announced at least 90 days in advance.

Our articles of incorporation and bylaws provide that no director may be removed from office except for cause and upon the affirmative vote of the holders of a majority of the votes entitled to be cast in the election of our directors. The following events constitute “cause”:

•	the director has been convicted, or is granted immunity to testify where another has been convicted, of a felony;

•	the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to be grossly negligent or guilty of willful misconduct in the performance of duties to us;

•	the director is adjudicated mentally incompetent; or

•	the director has been found by a court or by the affirmative vote of a majority of the total number of authorized directors (whether or not any vacancies exist) to have breached his duty of loyalty to us or our shareholders or to have engaged in a transaction with us from which the director derived an improper personal benefit.

Texas Anti-Takeover Law

We are subject to Subchapter M (the “Business Combination Law”) of the Texas Business Organizations Code. In general, the Business Combination Law prevents an “affiliated shareholder” or its affiliates or associates from entering into or engaging in a “business combination” with an “issuing public corporation” during the three-year period immediately following the affiliated shareholder’s acquisition of shares unless:

•	before the date the person became an affiliated shareholder, the board of directors of the issuing public corporation approved the business combination or the acquisition of shares made by the affiliated shareholder; or

•	not less than six months after the date the person became an affiliated shareholder, the business combination is approved by the affirmative vote of holders of at least two-thirds of the issuing public corporation’s outstanding voting shares not beneficially owned by the affiliated shareholder or its affiliates or associates.

For the purposes of the Business Combination Law, an “affiliated shareholder” is defined generally as a person who is or was within the preceding three-year period the beneficial owner of 20% or more of a corporation’s outstanding voting shares. A “business combination” is defined generally to include:

•	mergers or share exchanges;

•	dispositions of assets having an aggregate value equal to 10% or more of the market value of the assets or of the outstanding common stock representing 10% or more of the earning power or net income of the corporation;

•	certain issuances or transactions by the corporation that would increase the affiliated shareholder’s number of shares of the corporation;

•	certain liquidations or dissolutions; and

•	the receipt of tax, guarantee, loan or other financial benefits by an affiliated shareholder of the corporation.

An “issuing public corporation” is defined generally as a Texas corporation with 100 or more shareholders, any voting shares registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any voting shares qualified for trading in a national market system.

The Business Combination Law does not apply to a business combination of an issuing public corporation that elects not to be governed thereby through either its original articles of incorporation or bylaws or by an amendment thereof. Our articles of incorporation and bylaws do not so provide, nor do we currently intend to make any such amendments.

The Business Combination Law may deter any potential unfriendly offers or other efforts to obtain control of us that are not approved by our board. This may deprive our shareholders of opportunities to sell shares of our common stock at a premium to the prevailing market price.

In discharging the duties of a director under Texas law, a director, in considering the best interests of the Company, may consider the long-term as well as the short-term interests of the Company and our shareholders, including the possibility that those interests may be best served by our continued independence.

Limitation of Director Liability and Indemnification Arrangements

Our articles of incorporation contain a provision that limits the liability of our directors as permitted by the Texas Business Organizations Code. The provision eliminates the personal liability of a director to us and our shareholders for monetary damages for an act or omission in the director’s capacity as a director. The provision does not change the liability of a director for breach of his duty of loyalty to us or to our shareholders, for an act or omission not in good faith that involves intentional misconduct or a knowing violation of law, for an act or omission for which the liability of a director is expressly provided for by an applicable statute, or in respect of any transaction from which a director received an improper personal benefit. Pursuant to our articles of incorporation, the liability of directors will be further limited or eliminated without action by shareholders if Texas law is amended to further limit or eliminate the personal liability of directors.

Our bylaws provide for the indemnification of our officers and directors, and the advancement to them of expenses in connection with proceedings and claims, to the fullest extent permitted by the Texas Business Organizations Code. We have also entered into indemnification agreements with each of our directors and some of our officers that contractually provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. In addition, we have purchased directors’ and officers’ liability insurance policies for our directors and officers in the future. Our bylaws and these agreements with directors and officers provide for indemnification for amounts:

•	in respect of the deductibles for these insurance policies;

•	that exceed the liability limits of our insurance policies; and

•	that are available, were available or become available to us or are generally available to companies comparable to us but which our officers or directors determine is inadvisable for us to purchase, given the cost.

Such indemnification may be made even though our directors and officers would not otherwise be entitled to indemnification under other provisions of our bylaws or these agreements.

Description of Warrants

We may issue warrants to purchase debt securities, common stock, preferred stock, rights or other securities of the Company or any other entity or any combination of the foregoing. We may issue warrants independently or together with other securities. Warrants sold with other securities may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the prospectus supplement.

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering. We will file the form of any warrant agreement with the SEC, and you should read the warrant agreement for provisions that may be important to you. The prospectus supplement will include some or all of the following terms:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the designation, number and terms of the debt securities, common stock, preferred stock, rights or other securities purchasable upon exercise of the warrants, and procedures by which the number of securities purchasable may be adjusted;

•	the exercise price of the warrants;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued;

•	if the warrants are issued as a unit with another security, the date, if any, on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time; and

•	any terms, procedures and limitations relating to the transferability, exchange or exercise of the warrants.

Selling Shareholders

We may register shares of common stock covered by this prospectus for re-offers and resales by selling shareholders to be named in a prospectus supplement. We may register these shares to permit selling shareholders to resell their shares when they deem appropriate. A selling shareholder may resell all, a portion or none of such shareholder’s shares at any time and from time to time. Selling shareholders may also sell, transfer or otherwise dispose of some or all of their shares of our common stock in transactions exempt from the registration requirements of the Securities Act. We do not know when or in what amounts the selling shareholders may offer shares for sale under this prospectus and any prospectus supplement. We will not receive any proceeds from any sale of shares by a selling shareholder under this prospectus and any prospectus supplement. We may pay some or all expenses incurred with respect to the registration of the shares of common stock owned by the selling shareholders, other than underwriting fees, discounts or commissions, which will be borne by the selling shareholders. We will provide you with a prospectus supplement naming the selling shareholder(s), the amount of shares to be registered and sold and any other terms of the shares of common stock being sold by the selling shareholder(s).

Plan of Distribution

We and the selling shareholders may sell the securities in and outside the United States through underwriters or dealers, directly to purchasers or through agents. The prospectus supplement will include the following information, to the extent applicable to the offering covered by the prospectus supplement:

•	the terms of the offering;

•	the names of any underwriters or agents, and the respective amounts of securities underwritten or purchased by each of them;

•	the name or names of any managing underwriter or underwriters;

•	the name or names of any selling shareholder(s);

•	the purchase price of the securities from us or the selling shareholders and, if the purchase price is not payable in U.S. dollars, the currency or composite currency in which the purchase price is payable;

•	the net proceeds to us or the selling shareholders from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sale Through Underwriters or Dealers

If we or the selling shareholders use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if such offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, these activities may be discontinued at any time.

If we or the selling shareholders use dealers in the sale of securities, we or the selling shareholders will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

Direct Sales and Sales Through Agents

We or the selling shareholders may sell the securities directly. In that event, no underwriters or agents would be involved. We or the selling shareholders may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the securities, and we will describe any commissions or fees payable by us or the selling shareholders to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

We or the selling shareholders may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We or the selling shareholders will describe the terms of any such sales in the prospectus supplement.

Delayed Delivery Contracts

If we so indicate in the prospectus supplement, we or the selling shareholders may authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase securities from us at the public offering price under delayed delivery contracts. These contracts would provide for payment and delivery on a specified date in the future. The contracts would be subject only to those conditions described in the prospectus supplement. The prospectus supplement will describe the commission payable for solicitation of those contracts.

Remarketing

We may offer and sell any of the securities in connection with a remarketing upon their purchase, in accordance with a redemption or repayment by their terms or otherwise, by one or more remarketing firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm, the terms of any remarketing agreement and the compensation to be paid to the remarketing firm in the prospectus supplement. Remarketing firms may be deemed underwriters under the Securities Act.

Derivative Transactions

We or the selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the prospectus supplement, including in short sale transactions. If so, the third parties may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock.

We, the selling shareholders or one of our affiliates may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus or otherwise.

The third parties in any of the sale transactions described above will be underwriters and will be identified in the prospectus supplement or in a post-effective amendment to the registration statement of which this prospectus forms a part.

General Information

We or the selling shareholders may have agreements with the agents, dealers and underwriters to indemnify them against civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may engage in transactions with us or the selling shareholders or perform services for us or the selling shareholders in the ordinary course of their businesses.

The securities may or may not be listed on a national securities exchange. We cannot assure you that there will be a market for the securities.

We cannot assure you that the selling shareholders will sell all or any part of the securities to be listed under “Selling Shareholders” in the applicable prospectus supplement.

Legal Matters

The validity of the offered securities and other matters in connection with any offering of the securities will be passed upon for us by Baker Botts L.L.P., Houston, Texas, our outside counsel. Any underwriters will be advised about legal matters relating to any offering by their own legal counsel, which will be named in the prospectus supplement.

Experts

The consolidated financial statements of the Company as of December 31, 2013 and 2012 and for each of years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The letter report of Ryder Scott Company, L.P., as independent consulting petroleum engineers, and information with respect to our oil and gas reserves derived from such report, has been incorporated by reference into this prospectus upon the authority of such firm as experts with respect to such matters covered in such report and in giving such report.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this registration statement and any other documents we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available to the public at the SEC’s Internet site at http://www.sec.gov and our website at http://www.carrizo.com. Copies of these reports, proxy statements and other information concerning us can also be inspected at the offices of the NASDAQ Stock Market LLC, which are located at 1735 K Street N.W., Washington, D.C. 20006. Information on our website or any other website is not incorporated by reference in this prospectus and does not constitute part of this prospectus.

This prospectus is part of a registration statement and, as permitted by SEC rules, does not contain all of the information included in the registration statement. Whenever a reference is made in this prospectus or the prospectus supplement to any of our contracts or other documents, the reference may not be complete and, for a copy of the contract or document, you should refer to the exhibits that are part of or incorporated by reference into the registration statement.

The SEC allows us to “incorporate by reference” into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. Information incorporated by reference is considered to be part of this prospectus. Any statement contained in this prospectus or a document incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, the prospectus supplement or any other subsequently filed document that is incorporated by reference in this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. You should not assume the information in this prospectus is current as of any date other than the date on the front page of this prospectus.

We incorporate by reference the documents listed below and future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the effectiveness of this registration statement and until the termination of offerings under this prospectus, in each case excluding any information “furnished” but not “filed,” unless we specifically provide that such “furnished” information is to be incorporated by reference:

•	our annual report on Form 10-K for the year ended December 31, 2013;

•	our quarterly reports on Form 10-Q for the periods ended March 31, 2014 and June 30, 2014;

•	our current reports on Form 8-K filed on May 16, 2014 and August 12, 2014; and

•	the description of our common stock in Exhibit 99.1 to our Current Report on Form 8-K filed on December 9, 2010, as we may update that description from time to time.

We will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, including a beneficial owner, to whom a prospectus is delivered, without charge, upon written or oral request. You may obtain a copy of these filings by writing or telephoning:

Carrizo Oil & Gas, Inc.

Attention: Investor Relations

500 Dallas Street, Suite 2300

Houston, Texas 77002

(713) 328-1000

Citigroup

Wells Fargo Securities